UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 30, 2005

LCC International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-21213	54-1807038
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7925 Jones Branch Drive, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-873-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On March 31, 2005, LCC International, Inc. (the "Company") entered into an Employee Agreement and General Release with Michael S. McNelly in connection with the termination of his employment as the Company’s Senior Vice President of the Americas. Concurrently therewith, the Company and Mr. McNelly entered into a Consulting Agreement.

Under the terms of the Employee Agreement and General Release, Mr. McNelly and the Company have agreed that Mr. McNelly’s employment with the Company is terminated in all respects, and Mr. McNelly has released the Company from any possible claims arising out of, or relating to, his service as an employee of the Company and from his employment contract with the Company. Under the terms of the Employee Agreement and General Release, the Company will provide Mr. McNelly with (i) a lump sum cash severance payment equal to $288,750, less all required federal, state and local taxes and applicable medical benefits insurance premium; (ii) continued medical benefits and insurance coverage for one year; and (iii) an allowance for attorney’s fees associated with the preparation and negotiation of the Employee Agreement and General Release in an amount not to exceed $2,000. In addition, Mr. McNelly will be permitted to retain his laptop computer and its associated components and receive, pursuant to current Company policy, a lump sum payment of all earned but unused vacation leave.

Mr. McNelly will continue to provide services to the Company as a consultant. Under the terms of the Consulting Agreement, Mr. McNelly will be a non-exclusive consultant to the Company, who, among other things, will seek to identify new customers for the Company, assist in securing contracts from certain new customers, assist in managing and maintaining successful relationships with specified Company clients and provide guidance on managing ongoing projects.

The Company has agreed to pay Mr. McNelly for services rendered under the Consulting Agreement on a time and expense basis at a rate equal to $150.00 per hour. Additionally, the Company has agreed to reimburse Mr. McNelly, at cost, for all reasonable out-of-pocket travel or other business expenses directly incurred by Mr. McNelly in the performance of services for the Company under the Consulting Agreement. The Consulting Agreement also contains other related indemnification, proprietary rights and confidentiality provisions. In addition, in the event that, during the term of the Consulting Agreement or any renewal periods, the Company enters into a definitive agreement to provide services to certain customers that were secured directly as a result of Mr. McNelly’s efforts, or the Company collects fees from certain projects in which Mr. McNelly’s advice and assistance resulted in the successful implementation and management of that project, Mr. McNelly will be entitled to additional compensation based upon the size of the contract or project.

The Consulting Agreement has an initial term of one year with continuing one year renewal options unless terminated sooner by either party. The Consulting Agreement may be terminated: (i) by mutual agreement in writing; (ii) by either party giving not less than forty-five (45) days written notice prior to the expiration of the term; (iii) by either party upon written notice in the event of a material breach by the other party; or (iv) by either party immediately upon written notice in the event the other party is adjudicated bankrupt, files a voluntary petition in bankruptcy, is the subject of an involuntary petition in bankruptcy or makes a general assignment for the benefit of creditors.

A copy of the press release issued by the Company on March 31, 2005 to report, among other things, the change in Mr. McNelly’s relationship with the Company from employee to consultant, has been filed as Exhibit 99.1 to the Company’s current report on Form 8-K, dated March 31, 2005, and filed with the Securities and Exchange Commission on April 1, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCC International, Inc.

April 5, 2005	By:	/s/ Peter A. Deliso

Name: Peter A. Deliso
Title: Vice President, General Counsel and Secretary